Exhibit 99.1

Consolidated Interest Coverage Ratio & Consolidated Leverage Ratio
for the Twelve Months Ended June 30, 2008

Consolidated
Reliant Energy
(in dollars, except ratios)
Consolidated Interest Coverage Ratio:
Consolidated EBITDAR	1,061,288,059
Consolidated Interest Charges	272,806,432

Consolidated Interest Coverage Ratio	3.89

Consolidated Leverage Ratio:
Consolidated Total Debt	2,862,424,987
Consolidated EBITDAR	1,061,288,059

Consolidated Leverage Ratio	2.70